Exhibit 10.2
THE TIMKEN COMPANY
Deferred Shares Agreement
WHEREAS, Philip D. Fracassa (“Grantee”) is an employee of The Timken Company (the “Company”) or a Subsidiary; and
WHEREAS, the Company has granted the Deferred Shares, evidenced by this Deferred Shares Agreement (this “Agreement”), to Grantee, effective as of December 7, 2023 (the “Date of Grant”).
NOW, THEREFORE, pursuant to the Company 2019 Equity and Incentive Compensation Plan (the “Plan”), and subject to the terms and conditions thereof, in addition to the terms and conditions of this Agreement, the Company confirms to Grantee the grant of the right to receive (i) 12,000 Common Shares and (ii) dividend equivalents payable in cash on a deferred basis (the “Deferred Cash Dividends”) with respect to the Common Shares covered by this Agreement. All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.
1.Vesting of Award.
(a)Normal Vesting: Subject to the terms and conditions of Sections 2 and 3 hereof, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall become nonforfeitable on March 31, 2026 (the “Vesting Date”) if Grantee has been in the continuous employ of the Company or a Subsidiary from the Date of Grant until the Vesting Date.
For purposes of this Agreement, Grantee’s continuous employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of any transfer of employment among the Company and its Subsidiaries.
2.Alternative Vesting of Award.
Notwithstanding the provisions of Section 1 hereof, and subject to the payment provisions of Section 5 hereof, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto may become nonforfeitable if any of the following circumstances apply:
(a)Death or Disability: Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall immediately become nonforfeitable if Grantee should die or become permanently disabled while in the employ of the Company or any Subsidiary.
For purposes of this Agreement, “permanently disabled” shall mean that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company, or, in the absence of a disability plan or program of the

Exhibit 10.2
Company, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.
(b)Change in Control:
(i)Upon a Change in Control occurring after the Date of Grant and before the Vesting Date while Grantee is an employee of the Company or a Subsidiary, to the extent the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto have not been forfeited, the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall immediately become nonforfeitable (except to the extent that a Replacement Award is provided to Grantee for such Common Shares and Deferred Cash Dividends).
(ii)For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of deferred shares, (B) that has a value at least equal to the value of the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences of the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto, (E) that becomes nonforfeitable in full upon a termination of Grantee’s employment with the Company or its Successor in the Change in Control (or another entity that is affiliated with the Company or the Successor for Good Reason by Grantee or without Cause by the Company or the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto, or the Replacement Award, failing to comply with Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto which at the time of the Change in Control are not subject

Exhibit 10.2
to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be nonforfeitable at the time of such Change in Control.
(c)Termination Without Cause:
(i)If, prior to the Vesting Date and not during the two-year period after a Change in Control, Grantee experiences a termination of employment by the Company without Cause, then Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends then accumulated with respect thereto shall become nonforfeitable in a prorated amount determined by multiplying the total number of Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto by a fraction, the numerator of which is the total number of days from the Date of Grant through such employment termination date and the denominator of which is the total number of days from the Date of Grant through the Vesting Date. For the avoidance of doubt, if the Common Shares covered by this Agreement and any Deferred Cash Dividends become nonforfeitable pursuant to Section 2(a) or Section 2(b), this Section 2(c) shall not apply. Any Common Shares covered by this Agreement and any Deferred Cash Dividends related thereto that do not become nonforfeitable upon Grantee’s termination of employment by the Company without Cause shall be forfeited automatically and without further notice on the date of Grantee’s employment termination.
(d)Definitions.
(i)For purposes of Section 2, “Good Reason” will be defined to mean a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.
(ii)For purposes of Section 2, “Cause” will be defined to mean: (i) an intentional act of fraud, embezzlement or theft in connection with Grantee’s duties with the Company or a Subsidiary (or the Successor, if applicable); (ii) an intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary (or the Successor, if applicable); (iii) an intentional, wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Company or a Subsidiary (or the Successor, if applicable); (iv) the willful misconduct in the performance of Grantee’s duties to the Company or a Subsidiary (or the Successor, if applicable); or (v) gross negligence in the performance of Grantee’s duties to the company or a Subsidiary (or the Successor, if applicable). No act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Company or a Subsidiary (or the Successor, if

Exhibit 10.2
applicable); provided that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.
3.Forfeiture of Award. Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary prior to the Vesting Date for any reason other than as described in Sections 1 or 2 hereof. In the event that Grantee shall intentionally commit an act that the Committee determines to be materially adverse to the interests of the Company or a Subsidiary, Grantee’s right to receive the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto shall be forfeited at the time of that determination notwithstanding any other provision of this Agreement to the contrary.
4.Crediting of Deferred Cash Dividends. With respect to each of the Common Shares covered by this Agreement, Grantee shall be credited on the records of the Company with Deferred Cash Dividends in an amount equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and ending on the date on which Grantee receives payment of the Common Shares covered by this Agreement pursuant to Section 5 hereof or at the time when the Common Shares covered by this Agreement are forfeited in accordance with Section 3 of this Agreement. The Deferred Cash Dividends shall accumulate without interest.
5.Payment of Award.
(a)General: Subject to Section 3 and Section 5(b), payment for the Common Shares covered by this Agreement that are nonforfeitable will be paid in Common Shares, and any such Common Shares and any Deferred Cash Dividends accumulated with respect thereto will be made within 60 days following the Vesting Date.
(b)Other Payment Events: Notwithstanding Section 5(a), to the extent that the Common Shares covered by this Agreement are nonforfeitable on the dates set forth below, payment with respect to the Common Shares covered by this Agreement that have become nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto will be made as follows:
(i)Change in Control. Within 10 days of a Change in Control, Grantee is entitled to receive payment for the Common Shares covered by this Agreement that are nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 5(a) or 5(b) as though such Change in Control had not occurred.
(ii)Death or Disability. Within 10 days of the date of Grantee’s death or the date Grantee becomes permanently disabled, Grantee is entitled to receive payment for the Common Shares covered by this Agreement that are

Exhibit 10.2
nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto on such date.
(iii)Termination of Employment. Within 60 days following the Date of Grantee’s termination of employment (which shall mean a separation from service as defined under Section 409A of the Code) with the Company, Grantee is entitled to receive payment for the Common Shares covered by this Agreement that are nonforfeitable and any Deferred Cash Dividends accumulated with respect thereto on such date, subject to Section 5(c).
(c)Release Requirement: Notwithstanding any provision of this Agreement to the contrary, the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto will not become nonforfeitable or payable pursuant to Section 2(b)(ii)(E) of this Agreement as a result of a termination of employment for Good Reason by Grantee or without Cause by the Company or the Successor, or pursuant to Section 2(c), unless, to the extent permitted by applicable law, Grantee signs, does not revoke, and agrees to be bound by a general release of claims in a form provided by the Company or the Successor, which release must be signed, and any applicable revocation period shall have expired within 30 or 60 days (as specified by the Company or the Successor at the time such release is provided) of Grantee’s termination of employment (such 30 day or 60 day period, as applicable, the “Review Period”). In the event such Review Period begins in one taxable year of Grantee, and ends in a second taxable year of Grantee, then to the extent necessary to avoid any penalties or additional taxes under Section 409A of the Code, no payment shall be made before the second taxable year.
6.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement or pay any Deferred Cash Dividends accumulated with respect thereto if the issuance or payment thereof would result in violation of any such law. To the extent that the Ohio Securities Act shall be applicable to this Agreement, the Company shall not be obligated to issue any of the Common Shares or other securities covered by this Agreement or pay any Deferred Cash Dividends accumulated with respect thereto unless such Common Shares and Deferred Cash Dividends are (a) exempt from registration thereunder, (b) the subject of a transaction that is exempt from compliance therewith, (c) registered by description or qualification thereunder or (d) the subject of a transaction that shall have been registered by description thereunder.
7.Transferability. Neither Grantee’s right to receive the Common Shares covered by this Agreement nor Grantee’s right to receive any Deferred Cash Dividends shall be transferable by Grantee except by will or the laws of descent and distribution. Any purported transfer in violation of this Section 7 shall be null and void, and the purported transferee shall obtain no rights with respect to such Shares.
8.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent.
9.Adjustments. Subject to Section 12 of the Plan, the Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this

Exhibit 10.2
Agreement, and other terms and provisions, that the Committee shall determine is equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in subsection (a) or (b) herein. Moreover, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration (including cash), if any, as the Committee shall determine in good faith to be equitable under the circumstances.
10.Withholding Taxes. To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes or other amounts in connection with any delivery of Common Shares to Grantee, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such delivery of Common Shares or any other benefit provided for under this Agreement that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. To the extent permitted by applicable law, Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Shares (or cash) delivered to Grantee. Any Common Shares so withheld shall be credited against such withholding requirements at the fair market value of such shares on the date of such withholding. Grantee may also satisfy such tax obligation by paying the Company cash via personal check or having such amounts deducted from payroll, to the extent permitted by applicable law.
11.Detrimental Activity and Recapture.
(a)In the event that, as determined by the Committee, Grantee shall engage in Detrimental Activity during employment or other service with the Company or a Subsidiary, the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, including Section 12 of this Agreement, nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
(b)For purposes of this Agreement, “Detrimental Activity” means: (i) engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which Grantee has had any direct responsibility during the last two years of Grantee’s employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity; (ii) soliciting any employee of the Company or a Subsidiary to terminate Grantee’s employment with the Company or a Subsidiary; (iii) the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade

Exhibit 10.2
secret information or material relating to the business of the Company and its Subsidiaries, acquired by Grantee during Grantee’s employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter; (iv) the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries; (v) activity that results in Clawback Termination, which for purposes of this Section 11(b) “Clawback Termination” shall mean a termination: (A) due to Grantee’s willful and continuous gross neglect of Grantee’s duties for which Grantee is employed; or (B) due to an act of dishonesty on the part of Grantee constituting a felony resulting or intended to result, directly or indirectly, in Grantee’s gain for personal enrichment at the expense of the Company or a Subsidiary; or (vi) any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless Grantee acted in good faith and in a manner Grantee reasonably believed to be in or not opposed to the best interests of the Company.
(c)If a Restatement occurs and the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto earned or payable to Grantee for some or all of the years covered by the Restatement. The amount of any earned or payable Common Shares covered by this Agreement and any Deferred Cash Dividends accumulated with respect thereto recovered by the Company shall be limited to the amount by which such earned or payable Common Shares and Deferred Cash Dividends exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 11(c) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years beginning with the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

Exhibit 10.2
12.Clawback. Notwithstanding anything to the contrary, if Grantee breaches any of Grantee’s obligations under any non-competition or other restrictive covenant agreement that it has entered into with the Company or a Subsidiary including the Nondisclosure and Assignment Agreement attached hereto as Exhibit A (the “Non-Competition Agreement”), to the extent permissible by local law, Grantee shall forfeit any Common Shares and any Deferred Cash Dividends. In addition, in the event that Grantee breaches the Non-Competition Agreement, if the Company shall so determine, Grantee shall, promptly upon notice of such determination, (a) return to the Company, all the Common Shares that Grantee has received but not disposed of that became nonforfeitable pursuant to this Agreement, (b) with respect to any Common Shares so issued pursuant to this Agreement that Grantee has disposed of, pay to the Company in cash the aggregate Market Value per Share of those Common Shares on the date on which the Common Shares were issued under this Agreement, and (c) return to the Company any cash amount paid with respect to the Deferred Cash Dividends, in each case as reasonably determined by the Company. To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to Grantee, whether as wages or vacation pay or in the form of any other benefit or for any other reason.
13.No Right to Future Awards or Employment. This award is a voluntary, discretionary bonus being made on a one-time basis and it does not constitute a commitment to make any future awards. This award and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate Grantee’s employment at any time.
14.Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
15.Processing of Information. Information about Grantee and Grantee’s award of Common Shares and Deferred Cash Dividends may be collected, recorded and held, used and disclosed for any purpose related to the administration of the award. Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third party administrators whether such persons are located within Grantee’s country or elsewhere, including the United States of America. Grantee consents to the processing of information relating to Grantee and Grantee’s receipt of the Common Shares and Deferred Cash Dividends in any one or more of the ways referred to above.
16.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that subject to the terms of the Plan and the provisions of Section 8 hereof, no amendment shall materially impair the rights of Grantee with respect to either the Common Shares or other securities covered by this Agreement or the Deferred Cash Dividends without Grantee’s consent.

Exhibit 10.2
17.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision in any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
18.Choice of Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio. Grantee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Grantee based on or arising out of this Agreement and Grantee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Grantee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
[Signatures on the Following Page]

Exhibit 10.2
This Agreement is executed by the Company on this 7th day of December, 2023.
The Timken Company
By: /s/ Hansal N. Patel
Name: Hansal N. Patel
Title: Vice President, General Counsel & Secretary
The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the right to receive the Common Shares or other securities covered hereby and any Deferred Cash Dividends accumulated with respect thereto, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.
/s/ Philip D. Fracassa
Philip D. Fracassa

Date: 12/9/2023

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